Exhibit 99.1

News Release
Celanese Corporation
222 West Las Colinas Blvd
Irving, Texas 75039

Celanese Announces New Leadership Appointment to Drive Growth and Profitability

Todd Elliott Rejoins Celanese to Lead Engineered Materials

January 16, 2025 – Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced a new addition to its Executive Leadership Team (ELT).

Todd Elliott, a proven executive who retired from Celanese in 2020 as Senior Vice President (SVP) and head of the Acetyls business, will return to the Company as SVP to lead the Engineered Materials (EM) business, effective February 3, 2025. Elliott will succeed Tom Kelly, who is stepping down as SVP, Engineered Materials and will serve in a transition role through March 10, 2025.

Elliott had a diverse and successful career with Celanese, progressing through multiple leadership roles in Business, Sales and Corporate Development. In addition to leading the Acetyls business, he oversaw the Acetate Tow business, the company’s European regional center, and commercial operations of the EM business. While head of global sales for EM, he was instrumental in launching the customer project pipeline model which has been foundational for the Company’s focus on value creation.

For the last five years, Elliott has been an independent consultant to clients in the chemicals and polymers industry, providing advisory services related to M&A, financial and operational analysis, end-use applications and commercial go-to-market strategies.

“Celanese will benefit from Todd’s deep industry knowledge, track record of success and fresh perspectives, which make him uniquely well-suited to lead the Engineered Materials business at this time,” said Scott Richardson, President and CEO. “His engineered polymer experience, extensive history with our operating models, and understanding of our customers and end-use markets will allow Todd to hit the ground running. The Celanese Board of Directors and management team are confident he is the right leader to enhance operational efficiency, strengthen our competitive position and drive improved growth and profitability.”

“I want to thank Tom for his service to Celanese over the last six years, and over the next few months to facilitate a smooth leadership transition.”

Richardson concluded, “I am confident we are taking the right steps to meet the challenges ahead. Under the direction of the Board, we are taking bold actions and moving with urgency to strengthen the Company’s competitive position and deliver the performance our employees, customers, and shareholders expect. This includes aggressively reducing our cost structure to match demand conditions, continuing our relentless focus on deploying capital to deleverage the balance sheet, and prudently reducing risk in our capital structure. This work will position Celanese for significant upside potential, drive free cash flow and create sustained value for shareholders.”

About Todd Elliott

Todd Elliott joined Celanese in 1987 in a district sales role. He quickly rose through increasing leadership opportunities in regional sales, business analysis, investor relations, and corporate development. He led the Acetate Tow business before becoming SVP of global sales for both Acetyls and EM in 2016. In 2017, he became SVP and global commercial leader for EM and head of Celanese Europe until 2018. At that time, he was elevated to SVP of Acetyls and is credited with transforming the Acetyls operating model to a differentiated focus on downstream derivatives optionality that has redefined the value of the Acetyls business. Elliott earned his undergraduate degree at Westminster College and his MBA at Fontbonne University.

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About Celanese

Celanese is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese is a Fortune 500 company that employs approximately 12,400 employees worldwide with 2023 net sales of $10.9 billion.

Forward-Looking Statements

This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future financial and other performance, expected future costs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements, including those factors addressed in the Company’s November 4, 2024, earnings press release furnished as Exhibit 99.1 to the Company’s Items 2.02 and 9.01 Form 8-K dated November 4, 2024 and those factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date the statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Celanese Contacts:

Investor Relations	Media Relations – Global
Bill Cunningham	Brian Bianco
+1 972 443 4730	+1 972 443 4400
william.cunningham@celanese.com	media@celanese.com

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